Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 431,669.93	0.0001381	$ 59.61
Fees Previously Paid	2	$ 86,964,354.36		$ 12,009.78
	Total Transaction Valuation:	$ 87,396,024.29
	Total Fees Due for Filing:			$ 12,069.39
	Total Fees Previously Paid:			$ 12,009.78
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 59.61
Offering Note
[1]	Calculated as the incremental purchase price for Shares based upon the net asset value per Share as of February 28, 2026, of $18.54, above the initial maximum purchase price of $86,964,354.36 in connection with the filing of the Schedule TO-I by Carlyle Credit Solutions, Inc. on March 23, 2026. This amount is based upon the offer to purchase an incremental 23,283 Shares.

[2]	Calculated as the aggregate maximum purchase price for shares of common stock, par value $0.01 per share, of Carlyle Credit Solutions, Inc. ("Shares"), based upon the net asset value per Share as of February 28, 2026, of $18.54. This amount is based upon the offer to purchase up to 4,690,634 Shares.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources